 99.1 Press Release of Stillwater Mining Company dated September 26, 2011

Stillwater Mining Company Withdraws Offering of Senior Notes Due to Market Conditions

STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U) (the "Company") announced today that it has withdrawn its previously announced proposed offering of senior notes due to unfavorable market conditions.

Commenting on this decision, Francis R. McAllister, the Company's Chairman and CEO, observed, "The dramatic deterioration of the capital markets during the past week has led us to conclude that it would not be in the best interests of our shareholders to complete a financing under the terms currently available. We have ample cash liquidity available, in addition to our strong cash flow, to fully fund the approximately $165 million net cash portion of the Peregrine transaction, provide for our working capital needs and fund near term capital requirements. Cash generation this year has been good, and as of the end of the second quarter the Company had total available cash and short-term investments on hand of $255 million. To date, the Company has continued to build cash during the third quarter. We will continue to monitor the range of long term capital alternatives and may, when market conditions are reasonable, return to the market."

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy any securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act. Any offers of securities will be made only by means of a private offering memorandum.

About Stillwater

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the federal securities laws. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding whether the Company will offer the Notes or consummate the sale of the Notes, the resource potential of undeveloped mining areas, the timing and cost of future development efforts and the Company's potential future growth profile. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2010 Annual Report on Form 10-K, in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 and in Exhibit 99.2 to the Company's Report on Form 8-K filed on September 19, 2011. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.